EXHIBIT (10.2)

Fourth Amendment to Loan and Security Agreement dated April 11, 2017 by and among Skyline Corporation, Homette Corporation, Layton Homes Corp., Skyline Homes Inc., and First Business Capital Corp.

April 10, 2017

Mr. Jon Pilarski

Skyline Corporation

2520 Bypass Road

Elkhart, IN 46514

Dear Mr. Pilarski:

This letter is written on behalf of First Business Capital Corp. (“FBCC”), a Wisconsin corporation, as the lender under that certain Loan and Security Agreement dated March 20, 2015, as amended, wherein Skyline Corporation, an Indiana corporation, and its wholly-owned subsidiaries, Homette Corporation and Layton Homes Corp., each an Indiana corporation, and Skyline Homes, Inc., a California corporation, together are the “Debtor”. Except as otherwise provided herein, capitalized terms have the meaning given them in the Loan Agreement.

FBCC has been advised by Debtor that the real estate owned by Skyline Corporation (“Skyline”) in Tarrant County, Texas (the “Subject Property”), is to be sold on or about April 11, 2017. The Subject Property is described in and subject to that certain Deed of Trust granted by Skyline to the trustee named therein for the benefit of FBCC as of March 20, 2015 and recorded March 20, 2015 under Tarrant County Clerk’s File No. 215056296, Official Public Records of Real Property of Tarrant County, Texas, (the “Deed of Trust”). The entire indebtedness of Debtor to FBCC (the “Obligations”) is secured, amount other things, by the by the Deed of Trust on the Subject Property. In connection with the sale of the Subject Property, Skyline has requested that FBCC agree to release its liens on the Subject Property, which FBCC is willing to do subject to the terms and conditions of this letter.

Upon closing of the sale of the Subject Property, payment of the net proceeds of such sale shall be made by wire transfer in immediately available funds, as follows:

First Business Bank

401 Charmany Drive

Madison, WI 53719

ABA#: 075905787

For credit to: First Business Capital Corp.

Account # 1999-995-00

For further credit to: Skyline Corporation

Upon FBCC’s receipt of such sale proceeds and the executed Deposit Account Control Agreement, One Million One Hundred Thousand Dollars ($1,100,000.00) of such proceeds will be deposited to and maintained in Skyline’s account number 1087-363-10 at First Business Bank, the remaining sale proceeds will be deposited in Skyline’s operating account at First Business Bank and FBCC’s lien on the Subject Property shall be released. FBCC agrees to promptly thereafter provide an executed release of the Deed of Trust to the party requested by Debtor for recording and to promptly thereafter record a termination of its UCC-1 fixture filing on the Subject Property to release all collateral on the Subject Property.

Debtor hereby acknowledges that application of the foregoing sale proceeds as provided above does not constitute payment in full of the Obligations, and that FBCC retains its lien upon all other collateral granted by Debtor to secure payment of the Obligations.

Very truly yours,

FIRST BUSINESS CAPITAL CORP.

By: /s/ James G.Tepp

      James G.Tepp, Vice President

Acknowledged and agreed this 11th day of April, 2017.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President,
Finance & Treasurer, Chief Financial Officer

HOMETTE CORPORATION

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

LAYTON HOMES CORP.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

SKYLINE HOMES, INC.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer